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                                                                      EXHIBIT 12

                      NEWMONT GOLD COMPANY AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (Amounts in thousands except ratio)
                                   (Unaudited)



                                                                  Six  Months Ended
                                                                   June 30, 1998
                                                                  -----------------
         Earnings:
           Income before income taxes                               $    75,128
           Adjustments:
           Net interest expense (1)                                      39,603
           Amortization of capitalized interest                           1,329
           Portion of rental expense representative of interest           2,399
           Minority interest                                             23,569
                                                                    -----------
                                                                    $   142,028
                                                                    ===========
         Fixed Charges:
           Net interest expense (1)                                 $    39,603
           Capitalized interest                                           6,455
           Portion of rental expense representative of interest           2,399
                                                                    -----------
                                                                    $    48,457
                                                                    ===========
         Ratio of earnings to fixed charges                                2.93
                                                                    ===========


(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.